Exhibit 99.1

For Immediate Release	October 16, 2003

SCS Transportation, Inc., Announces Third-Quarter
Earnings per Share of $0.34, up 26 percent

(KANSAS CITY, Mo.) — SCS Transportation, Inc. (NASDAQ: SCST) today reported revenue of $211.5 million in the third quarter of 2003, up 5.2 percent from $201.2 million in the prior-year period. Operating income in the third quarter rose 37.8 percent to $11.2 million, from $8.1 million a year earlier. Net income increased 28.1 percent to $5.1 million for the quarter, from $4.0 million in the third quarter of 2002. Earnings per share for the third quarter of 2003 were $0.34, up 25.9 percent from $0.27 a year earlier.

“As we conclude our first year as an independent company, we are pleased to again report improvements in revenue, operating income and earnings,” said Bert Trucksess, chairman, president and chief executive officer of SCS Transportation. “Moving into our second year, we are encouraged by signs of an improving economy, that along with our operating initiatives, point toward continuing upside opportunities.”

Segment Results
Third-quarter revenues, operating income and less-than-truckload (LTL) volumes increased for both operating companies, Saia and Jevic, versus the prior year quarter. Yields remained relatively stable but continued to reflect competitive pricing conditions in the industry.

Revenue at Saia was $134.3 million in the third quarter, compared with $127.6 million a year earlier. Excluding fuel surcharge, Saia revenue per day was up 3.9 percent. Third-quarter operating income for Saia was $8.1 million, up 24.2 percent from $6.5 million a year earlier. Saia’s third-quarter operating ratio was 94.0 percent, an improvement from 94.9 percent a year earlier.

SCS Transportation Announces Third-Quarter Earnings

Saia continued to grow its presence in key markets, increasing LTL tonnage per day 4.0 percent from the third quarter of 2002. LTL revenue per hundredweight, excluding fuel surcharge, dropped 0.3 percent from the prior-year quarter.

“Saia once again delivered improved profitability versus a year ago by adding value for customers and improving capacity utilization, while effectively managing costs and the mix of business,” Trucksess said. “Despite an already strong service product, Saia recently improved service standards by one day on over 11 million zip code pairs, reflecting our commitment to best-in-class service and continuous improvement.”

At Jevic, third-quarter revenue was $77.2 million, versus $73.6 million a year earlier. Revenue per day, excluding fuel surcharge, rose 3.5 percent. Jevic operating income was $3.8 million versus $1.9 million in the third quarter of 2002. The current quarter included $0.9 million in favorable out-of-period reserve adjustments, while the prior-year quarter had $0.9 million in unfavorable out-of-period reserve adjustments. Jevic’s third-quarter operating ratio was 95.1 percent compared to 97.5 percent a year earlier.

Total revenue per hundredweight for Jevic, excluding fuel surcharge, improved 2.5 percent, due primarily to an increasing mix of higher-yielding LTL tonnage. LTL revenue per hundredweight was down 1.5 percent year-over-year but has been relatively stable during 2003.

“Less-than-truckload tonnage for Jevic increased in the quarter, and the company is making progress on improving operating performance. Despite a tight labor market, Jevic advanced its driver recruiting, which along with continuing improvements in manpower planning, helped reduce higher-cost purchased transportation,” Trucksess said.

Net holding company operating expenses were $0.7 million in the quarter versus $0.3 million a year earlier. Comparison to the third quarter of 2002 is not meaningful because public-company operations commenced with the October 1, 2002, spin-off of SCST. Interest expense in the quarter was $2.4 million, up from $1.2 million a year earlier, as a result of the capital structure created with the spin-off.

SCS Transportation Announces Third-Quarter Earnings

Outlook
Subject to forward-looking risk factors, management expects 2003 earnings per share for the fourth quarter to be in a range of $0.25 to $0.31 and expects earnings per share for the full year to be in a range of $0.94 to $1.00. These estimates are based on company-specific business trends and initiatives, as well as economic assumptions for the remainder of the year.

Conference Call
SCS Transportation will hold its quarterly conference call on Friday, October 17, 2003, at 9:30 a.m. Eastern Time (8:30 a.m. Central Time). To participate, please dial 1-800-275-8866 or 1-706-634-4936 for international calls. Callers should dial in five to ten minutes in advance of the conference call. This call will be webcast live via the company’s web site at www.scstransportation.com and will be archived on the site for 90 days. A replay also will be available from two hours after completion of the call through October 24, 2003, by dialing 1-800-642-1687 and using conference code 2957548.

SCS Transportation, Inc. (NASDAQ: SCST) is a trucking transportation company providing regional and interregional less-than-truckload and selected truckload (TL) service solutions to more than 71,000 customers across the United States. Its operating subsidiaries are Saia, based in Duluth, Ga.; and Jevic, based in Delanco, N.J. Headquartered in Kansas City, Mo., SCST has approximately 7,500 employees nationwide.

The Securities and Exchange Commission encourages companies to disclose forward-looking information so that investors can better understand the future prospects of a company and make informed investment decisions. This news release contains these types of statements, which are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.

Words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “predict,” “believe” and similar words or expressions are intended to identify forward-looking statements. We use such forward-looking statements regarding our future financial condition and results of operations and our business operations in this release. All forward-looking statements reflect the present expectation of future events of our management and are subject to a number of important factors, risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements. These factors and risks include, but are not limited to, general economic conditions; labor relations; cost and availability of qualified drivers; governmental regulations, including but not limited to Hours of Service, engine emissions and Homeland Security; cost and availability of fuel; inclement weather; competitive initiatives and pricing pressures; self-insurance claims and other expense volatility; and other financial, operational and legal risks and uncertainties detailed from time to time in the Company’s SEC filings.

SCS Transportation Announces Third-Quarter Earnings

# # #

INVESTOR CONTACT:	Greg Drown SCS Transportation, Inc. 816-714-5906 gdrown@scstransportation.com

MEDIA CONTACT:	Dick Johnson Johnson Strategic Communications Inc. 913-649-8885 dick@johnsonstrategic.com

Editor’s note: Photography, video B-roll and logos for SCS Transportation are available upon request.

SCS Transportation, Inc. and Subsidiaries
Consolidated Balance Sheets
(Amounts in thousands)
(Unaudited)

	September 30,	December 31,
	2003	2002

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$31,280	$21,872
Accounts receivable	98,079	86,908
Prepaid expenses and other	31,149	30,709

Total current assets	160,508	139,489
PROPERTY AND EQUIPMENT:
Cost	508,884	487,803
Less: Accumulated depreciation	223,143	200,645

Net property and equipment	285,741	287,158
GOODWILL AND OTHER ASSETS	17,344	17,696

Total assets	$463,593	$444,343

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable and checks outstanding	$28,590	$26,009
Wages and employees’ benefits	34,990	27,870
Other current liabilities	33,698	30,682

Total current liabilities	97,278	84,561
OTHER LIABILITIES:
Long-term debt	116,485	116,410
Deferred income taxes	49,185	54,087
Claims, insurance and other	15,749	15,008

Total other liabilities	181,419	185,505
SHAREHOLDERS’ EQUITY:
Common stock	15	15
Additional paid-in capital	201,589	200,611
Deferred compensation trust	(738)	—
Retained earnings (deficit)	(15,970)	(26,349)

Total shareholders’ equity	184,896	174,277

Total liabilities and shareholders’ equity	$463,593	$444,343

SCS Transportation, Inc. and Subsidiaries
Consolidated Statements of Operations
For the Quarter and Nine Months Ended September 30, 2003 and 2002
(Amounts in thousands, except per share data)
(Unaudited)

	Third Quarter		Nine Months

	2003	2002	2003	2002

OPERATING REVENUE	$211,530	$201,155	$619,903	$581,181
OPERATING EXPENSES:
Salaries, wages and employees’ benefits	119,054	112,604	348,201	330,516
Purchased transportation	20,927	20,854	62,427	58,861
Operating expenses and supplies	35,166	34,792	108,171	97,382
Operating taxes and licenses	8,127	7,778	24,186	23,265
Claims and insurance	5,979	5,439	19,321	17,201
Depreciation and amortization	11,074	11,359	32,915	33,717
Operating (gains) and losses	45	233	104	495

Total operating expenses	200,372	193,059	595,325	561,437

OPERATING INCOME	11,158	8,096	24,578	19,744
NONOPERATING EXPENSES:
Interest expense	2,385	1,201	7,062	3,913
Other, net	(90)	77	(319)	153

Nonoperating expenses, net	2,295	1,278	6,743	4,066
INCOME BEFORE INCOME TAXES AND CUMULATIVE EFFECT OF ACCOUNTING CHANGE	8,863	6,818	17,835	15,678
Income tax provision	3,733	2,813	7,456	6,652

INCOME BEFORE CUMULATIVE EFFECT OF ACCOUNTING CHANGE	5,130	4,005	10,379	9,026
Cumulative effect of change in accounting for goodwill	—	—	—	(75,175)

NET INCOME (LOSS)	$5,130	$4,005	$10,379	$(66,149)

Average common shares outstanding — basic*	14,750	14,565	14,722	14,565

Average common shares outstanding — diluted*	15,147	14,565	15,108	14,565

Basic earnings (loss) per share:
Before cumulative effect of accounting change	$0.35	$0.27	$0.70	$0.62
Cumulative effect of change in accounting for goodwill	—	—	—	(5.16)

Net income (loss)	$0.35	$0.27	$0.70	$(4.54)

Diluted earnings (loss) per share:
Before cumulative effect of accounting change	$0.34	$0.27	$0.69	$0.62
Cumulative effect of change in accounting for goodwill	—	—	—	(5.16)

Net income (loss)	$0.34	$0.27	$0.69	$(4.54)

*2002 Shares represent SCS Transportation shares distributed on September 30, 2002

SCS Transportation, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
For the Nine Months Ended September 30, 2003 and 2002
(Amounts in thousands)
(Unaudited)

	Nine Months

	2003	2002

OPERATING ACTIVITIES:
Net cash from operating activities	$41,031	$17,232
INVESTING ACTIVITIES:
Acquisition of property and equipment	(35,501)	(29,359)
Proceeds from disposal of property and equipment	3,387	4,987

Net cash used in investing activities	(32,114)	(24,372)
FINANCING ACTIVITIES:
Net proceeds of long-term debt	—	88,264
Proceeds from stock option exercises	491	—
Net change in Notes to former Parent	—	(80,221)

Net cash from financing activities	491	8,043

NET INCREASE IN CASH AND CASH EQUIVALENTS	9,408	903
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	21,872	1,480

CASH AND CASH EQUIVALENTS, END OF PERIOD	$31,280	$2,383

Saia Motor Freight Line, Inc.
Financial Information
For the Quarter and Nine Months Ended September 30, 2003 and 2002
(Amounts in thousands)

	Third Quarter		%	Nine Months		%

	2003	2002	Change	2003	2002	Change

Operating revenue (excluding fuel surcharge)	129,886	125,001	3.9	377,065	360,508	4.6
Operating revenue	134,347	127,580	5.3	391,076	366,636	6.7
Operating income	8,105	6,526		20,305	16,176
Operating ratio	94.0	94.9		94.8	95.6

					Third Quarter

		Third Quarter		%	Amount/Workday		%

		2003	2002	Change	2003	2002	Change

Workdays					64	64
F/S Revenue	LTL	123,625	117,495	5.2	1,931.6	1,835.9	5.2
	TL	10,722	10,085	6.3	167.5	157.6	6.3
	Total	134,347	127,580	5.3	2,099.1	1,993.5	5.3
Revenue excluding	LTL	123,681	117,572	5.2	1,932.5	1,837.1	5.2
revenue recognition	TL	10,727	10,091	6.3	167.6	157.7	6.3
adjustment	Total	134,408	127,663	5.3	2,100.1	1,994.8	5.3
Tonnage	LTL	626	602	4.0	9.78	9.40	4.0
	TL	146	138	5.9	2.28	2.15	5.9
	Total	772	740	4.3	12.06	11.55	4.3
Shipments	LTL	1,153	1,131	2.0	18.02	17.67	2.0
	TL	18	17	5.9	0.29	0.27	5.9
	Total	1,171	1,148	2.0	18.31	17.94	2.0
Revenue/cwt	LTL	9.88	9.77	1.2
	TL	3.68	3.67	0.3
	Total	8.71	8.63	0.9
Revenue/cwt	LTL	9.53	9.56	(0.3)
(excluding fuel surcharge)	TL	3.65	3.65	0.2
	Total	8.42	8.46	(0.4)
Revenue/shipment	LTL	107.23	103.96	3.2
	TL	579.93	577.78	0.4
	Total	114.70	111.17	3.2
Pounds/shipment	LTL	1,085	1,064	2.0
	TL	15,752	15,748	0.0
	Total	1,316	1,287	2.3

Jevic Transportation, Inc.
Financial Information
For the Quarter and Nine Months Ended September 30, 2003 and 2002
(Amounts in thousands)

	Third Quarter		%	Nine Months		%

	2003	2002	Change	2003	2002	Change

Operating revenue (excluding fuel surcharge)	74,580	72,079	3.5	220,332	211,242	4.3
Operating revenue	77,183	73,575	4.9	228,827	214,545	6.7
Operating income	3,773	1,851		6,448	3,650
Operating ratio	95.1	97.5		97.2	98.3

					Third Quarter

		Third Quarter		%	Amount/Workday		%

		2003	2002	Change	2003	2002	Change

Workdays					64	64
F/S Revenue	LTL	49,797	47,170	5.6	778.1	737.0	5.6
	TL	23,612	25,054	(5.8)	368.9	391.5	(5.8)
	Other	3,774	1,351	179.3	59.0	21.1	179.3
	Total	77,183	73,575	4.9	1,206.0	1,149.6	4.9
Revenue excluding	LTL	49,936	46,949	6.4	780.2	733.6	6.4
revenue recognition	TL	23,675	24,941	(5.1)	369.9	389.7	(5.1)
adjustment	Other	3,774	1,351	179.3	59.0	21.1	179.3
	Total	77,385	73,241	5.7	1,209.1	1,144.4	5.7
Tonnage	LTL	265	249	6.4	4.14	3.89	6.4
	TL	293	318	(7.8)	4.59	4.97	(7.8)
	Total	558	567	(1.6)	8.73	8.86	(1.6)
Shipments	LTL	218	209	4.6	3.41	3.26	4.6
	TL	34	35	(2.6)	0.54	0.55	(2.6)
	Total	252	244	3.3	3.95	3.81	3.3
Revenue/cwt	LTL	9.42	9.42	—
	TL	4.03	3.92	3.0
	Total	6.59	6.33	4.0
Revenue/cwt	LTL	9.08	9.22	(1.5)
(excl. fuel surcharge)	TL	3.89	3.84	1.4
	Total	6.36	6.20	2.5
Revenue/shipment	LTL	228.57	224.78	1.7
	TL	689.59	707.91	(2.6)
	Total	291.18	294.52	(1.1)
Pounds/shipment	LTL	2,428	2,387	1.7
	TL	17,097	18,069	(5.4)
	Total	4,420	4,650	(5.0)